Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunoco, Inc. Capital Accumulation Plan as amended and restated June 25, 2004, of our reports dated February 23, 2006, with respect to the consolidated financial statements of Sunoco, Inc., Sunoco, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sunoco, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and the related financial statement schedule of Sunoco, Inc. included therein, and our report dated June 21, 2006, with respect to the financial statements and schedule of the Sunoco, Inc. Capital Accumulation Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Philadelphia, Pennsylvania

November 3, 2006